UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2023

AVALO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)
540 Gaither Road, Suite 400, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AVTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on August 8, 2023, Nasdaq Stock Market LLC (“Nasdaq”) notified Avalo Therapeutics, Inc. (the “Company”) that for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) and that for the last 30 consecutive business days, the Company’s minimum Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). Therefore, in accordance with Listing Rules 5810(c)(3)(A) and 5810(c)(3)(C), the Company was provided 180 calendar days, or until February 5, 2024, to regain compliance with both the Bid Price Rule and the MVLS Rule.

On September 12, 2023, the Company received notice (the “September 12 Letter”) from Nasdaq that Nasdaq had determined that as of September 11, 2023, the Company’s securities had a closing bid price of $0.10 or less for ten consecutive trading days triggering application of Listing Rule 5810(c)(3)(A)(iii) which states in part: if during any compliance period specified in Rule 5810(c)(3)(A), a company’s security has a closing bid price of $0.10 or less for ten consecutive trading days, the Listing Qualifications Department shall issue a Staff Delisting Determination under Rule 5810 with respect to that security (the “Low Priced Stock Rule”). As a result, the Staff determined to delist the Company’s securities from Nasdaq, unless the Company timely requests an appeal of the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. According to the September 12 Letter, the Company has until September 19, 2023 to appeal the Staff’s decision.

The Company intends as quickly as practicable and in no event later than September 19, 2023, to request a hearing before the Panel to appeal the September 12 Letter and to address compliance with Low Priced Stock Rule. As part of the appeal process, the Company is considering effecting a reverse stock split to increase the stock price per share of the common stock. A reverse stock split also would be expected to allow the Company to regain compliance with the Bid Price Rule. However, no assurances can be given as to the undertaking of a reverse stock split or the effectiveness of a reverse stock split to enable the Company to maintain the listing of its common stock on The Nasdaq Capital Market.

The September 12 Letter has no immediate effect on the listing of the Company’s common stock and its common stock will continue to be listed on the Nasdaq Capital Market under the symbol “AVTX”. While the appeal process is pending, the suspension of trading of the Company’s common stock would be stayed and the Company’s common stock would continue to trade on The Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision. The Company has been informed that hearings are typically scheduled to occur approximately 30 to 45 days after the date of the hearing request. There are no assurances however, that a hearing would be granted or that a favorable decision would be obtained from the Panel if a hearing is held.

If the Company is successful in a hearing and regains compliance with the Bid Price Rule and the Low Priced Stock Rule, it would still need to regain compliance with the MVLS Rule by February 5, 2024. Additionally, if at any time before February 5, 2024, the Company’s MVLS closes at $35 million or more for a minimum of ten consecutive business days, Nasdaq will provide the Company with a written confirmation of compliance with the MVLS Rule.

Item 8.01. Other Information.

Based upon preliminary estimates and information available to the Company, the Company had approximately $6.7 million in cash and cash equivalents as of September 12, 2023. This estimate of the Company’s cash and cash equivalents as of September 12, 2023 is preliminary, unaudited and is subject to change upon completion of the Company’s financial statement closing procedures and the audit of the Company’s consolidated financial statements.

As previously reported, on May 4, 2023, the Company entered into a Sales Agreement (the “Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer”), as sales agent, pursuant to which the Company may offer and sell, from time to time through Oppenheimer, shares of the Company’s common stock having an aggregate offering price of up to $9,032,567 (the “Offering”). Also as previously reported, the Agreement was subsequently amended on August 7, 2023 to increase the amount available for sale in the Offering to an aggregate of $50,000,000. Pursuant to the Agreement, from May 4, 2023 through September 8, 2023, the Company has raised approximately $12.9 million in net proceeds through the sale of 50,837,984 shares of common stock. As of September 12, 2023, the Company had 62,870,563 shares outstanding, which reflects share activity through September 8, 2023, including share issuances pursuant to the Agreement.

Subsequent to September 8, 2023, the Company sold a total of 16,149,321 shares pursuant to the Agreement for net proceeds of approximately $1.8 million. Settlement for these sales will occur on the second trading day following the date on which the sales were made and are not included in the shares outstanding and cash and cash equivalents number reported above.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALO THERAPEUTICS, INC.

Date: September 13, 2023	By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer

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